CORP-LEG-003 Rev. 6

Title: Insider Trading Policy

POLICY:

It is the policy of Xencor, Inc. (“Company”) that directors, officers and other employees and consultants (and any persons to whom they disclose such information) shall not Trade (defined below) securities of the Company or another publicly-traded company with which the Company has business dealings (a “Third Party”) when in the possession of Material Nonpublic Information (defined below) about the Company or such Third Party. This Insider Trading Policy (“Policy”) is designed to prevent insider trading and the appearance of impropriety, satisfy the Company’s obligation to reasonably supervise the activities of Company employees and help Company employees avoid the severe consequences of violating insider trading laws, including civil liability, criminal penalties and disciplinary action by the Company up to and including termination. The Company has designated its General Counsel and Chief Financial Officer as responsible for enforcing this Policy. Please contact the General Counsel or Chief Financial Officer if you have any questions regarding this Policy or the procedures described below.

GENERAL ADMINISTRATION:

I.Persons Covered

This Policy applies to all directors, officers and other employees and consultants of the Company and its subsidiaries. It also applies to their family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in Company or Third Party securities are directed by, or subject to, the influence or control of a director, officer, or other employee or consultant of the Company.

During the course of your employment or service with the Company, you may receive “Material Nonpublic Information,” which is information that a reasonable investor would consider important in making an investment decision that has not been disclosed to the public in a press release or filing with the Securities and Exchange Commission (“SEC”). Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in securities of the Company or a Third Party, or to disclose such information to a third party who does so (known as a “Tippee”).

It is illegal for anyone to use Material Nonpublic Information to gain personal benefit, or to pass on, or “tip,” the information to someone who does so. There is no de minimis exception to this rule. In other words, use of Material Nonpublic Information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by a

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Tippee, or even a Tippee of a Tippee. Furthermore, it is important that the appearance as well as the act of insider trading in securities be avoided.
II.Material Nonpublic Information

It is sometimes difficult to determine whether you possess Material Nonpublic Information. The key to determining whether nonpublic information you possess about a publicly-traded company is Material Nonpublic Information is whether dissemination of the information would be likely to affect the market price of that company’s stock or would be likely to be considered important by an investor that is considering Trading in that company’s stock. Both positive and negative information can be material. If you possess Material Nonpublic Information about a publicly-traded company, you must refrain from Trading in securities of that company, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. “Trading” includes any (i) purchase or sale in the open market of securities; (ii) loan, pledge, or other transfer of beneficial ownership of securities; and (iii) short sales, transactions in put or call options, hedging transactions and other inherently speculative securities transactions.

Although this is by no means an exhaustive list, information about the following items may be considered to be Material Nonpublic Information until it is publicly disseminated:

A.Clinical, research or regulatory developments;

B.Strategic plans, financial results or forecasts;

C.Establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations or acquisitions of additional products or technologies;

D.Communications with government agencies;

E.Potential mergers, acquisitions, tender offers or the sale of assets;

F.Notice of issuance of patents or the acquisition of other material intellectual property rights;
G.Significant industry changes, developments or technological innovations;

H.New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;

I.Significant changes or developments in supplies or pricing changes;

J.Events regarding securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in dividend policies or amounts);

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K.Significant changes in control, senior management or board membership;

L.Bankruptcies or receiverships;

M.Actual or threatened major litigation or a major development in or the resolution of such litigation; and

N.Change in auditors or a notification of non-reliance on an auditor’s report.

III.Prohibition On Speculative Trading

A.Short Sales. Short sales of Company securities (i.e., the sale of a Company security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. Moreover, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits directors and certain officers (as defined in Rule 16a-1(f) of the Exchange Act “Section 16 Officers”) from engaging in short sales. For these reasons, short sales of Company securities are prohibited by this Policy.

B.Options. Given the relatively short term of options, transactions in options may create the appearance of trading on Material Nonpublic Information and focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities of the Company are prohibited by this Policy.

C.Hedging Transactions. Hedging and monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging and monetization transactions may permit ownership of Company securities without the full risks and rewards of ownership, and the interests of employees and the interests of the Company and its shareholders may be misaligned, which may signal a message to the market that may not be in the best interests of the Company and its shareholders. Accordingly, this Policy prohibits engaging in any such transactions with Company securities.

D.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when the pledger is aware of Material Nonpublic Information or otherwise is not permitted

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to trade in Company securities, this Policy prohibits ownership of Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

IV.Insiders

Any person who possesses Material Nonpublic Information is considered an insider as to that information. Insiders of the Company include its directors, officers, employees, independent contractors, and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, nonpublic item of which he or she is aware.

A.WINDOW PERIOD POLICY

The Company has designated its officers, directors and certain other employees specifically identified on Attachment A as “Insiders Subject to Window Periods.” These individuals may Trade Company securities only during the “Window Period,” which commences on the first business day following general public release of the Company’s annual or quarterly revenues through the last day of the quarter (or if such day is not a business day, then the immediately preceding business day). This Window Period may close early or may not open if, in the judgment of the Company’s General Counsel or Chief Financial Officer, there exists undisclosed information that would make Trades by insiders inappropriate. Insiders Subject to Window Periods that believe special circumstances require them to Trade outside the Window Period should consult with the Company’s General Counsel and/or Company’s Chief Financial Officer. Permission to Trade outside the Window Period will be granted only where the circumstances are extenuating and the insider does not possess Material Nonpublic Information.

The Company may impose additional restrictions or blackout periods on Trading in Company or Third Party securities to prevent insider trading or the appearance of impropriety.

1.Exceptions to Window Period.

a.ESPP/Option Exercises/Pro-Rata Distributions. Officers and other employees of the Company who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (the “ESPP”) on designated dates in accordance with the terms of the ESPP without being subject to the restrictions in this Policy. Directors, officers and other employees similarly may exercise options granted under the Company’s equity incentive plans without being subject to the restrictions in this Policy. However, the subsequent sale of the stock acquired upon the exercise of such options or pursuant to the ESPP is subject to all provisions of this Policy. In addition, any pro-rata distribution by a stockholder that is an entity, that is not a change in beneficial ownership, is not subject to this Policy.

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b.10b5-1 Plans. Rule 10b5-1 of the Exchange Act provides a defense from insider trading liability. To be eligible for this defense, an employee may enter into a written plan that meets the requirements of Rule 10b5-1 (a “10b5-1 Plan”), provided that the plan is formed in accordance with Company policies and is approved by the Company’s General Counsel or Chief Financial Officer. A 10b5-1 Plan must be adopted, modified, or terminated at a time when there is no undisclosed Material Nonpublic Information. A 10b5-1 Plan must specify the amount, pricing, and timing of Trades in advance or delegate discretion on these matters to an independent third party. Once a 10b5-1 Plan is adopted, an employee must not exercise any influence over the amount of securities to be Traded, the price at which they are to be Traded or the date of the Trade. After Company directors or officers have adopted a 10b5-1 Plan, the later of ninety (90) days or the second (2nd) business day following disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted must precede the first Trade executed under such plan. For persons other than Company directors and officers who adopt a 10b5-1 Plan, a minimum of thirty (30) days must precede the first Trade executed under such plan. Company directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). If a 10b5-1 Plan is terminated, no new 10b5-1 Plan may be adopted within three months of such termination. Any changes to the amount, price or timing of Trades under an existing 10b5-1 Plan constitute the termination of such plan and the adoption of a new 10b5-1 Plan. An employee must promptly notify the Company’s General Counsel or Chief Financial Officer of any amendments to, or the termination of, a 10b5-1 Plan.

A.PRE-CLEARANCE OR ADVANCE NOTICE OF TRANSACTIONS.

In addition to complying with Window Periods, certain individuals are prohibited from Trading Company securities without first obtaining pre-clearance of the transaction from or providing advance notice to, as applicable, the Company’s General Counsel or Chief Financial Officer or their designee (each, a “Pre-Clearance Approver”) in advance of the proposed transaction.

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1.Pre-Clearance. Those individuals specified on Attachment B-1 to this Policy (and such other employees as the General Counsel or the Chief Financial Officer may designate from time to time) are subject to the following pre-clearance restrictions prior to engaging in a proposed Trade in Company securities:

a.Pre-Clearance Request. The insider must request pre-clearance approval for the proposed Trade(s) using the Pre-Clearance Request Form attached as Attachment C to this Policy.

b.Timing of Pre-Clearance. If practical, the Pre-Clearance Request Form should be submitted to the Pre-Clearance Approver at least two (2) business days prior to the date of the intended Trade date.

c.Pre-Clearance Approver Discretion. The existence of this approval process does not obligate the Pre-Clearance Approver to approve any particular Trade requested by an insider. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Pre-Clearance Approver may decide not to approve any Trades in Company securities. If an insider requests clearance to Trade in Company securities during the pendency of such an event, the Pre-Clearance Approver may reject the Trading request without disclosing the reason.

d.Timing of Trade. Insiders are never required to proceed with Trades, but if the insider wishes to proceed with the Trade after receiving written clearance to engage in a Trade by the Pre-Clearance Approver, the insider must complete the proposed Trade within five (5) business days of the intended date disclosed on the Pre-Clearance Request Form or submit a new Trading request. The Company may, at its discretion, shorten such period of time.

e.Cleared Transactions. A stock purchase in accordance with the terms of the ESPP, an exercise of options, a pro-rata distribution by a stockholder that is an entity that does not effect a change in beneficial ownership, and a Trade conducted in accordance with an approved 10b5-1 Plan are deemed cleared.
2.Advance Notice. Those individuals specified on Attachment B-2 to this Policy (and such other employees as the General Counsel or the Chief Financial Officer may designate from time to time) are subject to the following advance

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notice requirements prior to engaging in a proposed Trade in Company securities:

a.Pre-Trade Notice. The insider must notify the Pre-Clearance Approver of the nature of the proposed Trade(s) using the Pre-Trade Notice Form attached as Attachment D to this Policy.

b.Timing of Advance Notice. If practical, the Pre-Trade Notice Form should be submitted to the Pre-Clearance Approver at least two (2) business days prior to the date of the intended Trade date.

c.Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Pre-Clearance Approver may decide to alert the insider not to proceed with the proposed Trade outlined in the Pre-Trade Notice Form, without disclosing the reason.

d.Timing of Trade. Insiders are never required to proceed with Trades, but if the insider wishes to proceed with the Trade after submitting the Pre-Trade Notice Form, the insider must complete the proposed Trade within five (5) business days of the intended date disclosed in the Pre-Trade Notice Form or submit a new form.

e.Noticed Transactions. A stock purchase in accordance with the terms of the ESPP, an exercise of options, a pro-rata distribution by a stockholder that is an entity that does not effect a change in beneficial ownership, and a Trade conducted in accordance with an approved 10b5-1 Plan are deemed noticed.

B.INFLUENCE BY INSIDERS.

    Insiders should ensure that any entities or members of one’s household or family, whose Trading activities they control or influence, comply with this Policy.

C.RULE 144/SHORT-SWING TRADING/SECTION 16 REPORTS.

Officers and directors of the Company must take care not to violate the restrictions on sales by control persons of Rule 144 of the Securities Act of 1933, as amended. Officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act must take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and must file with the SEC all appropriate reports under Section 16(a) of the Exchange Act (Forms 3, 4 and 5). Upon the completion of any Trade in Company securities, officers and directors of the Company must immediately notify the appropriate person(s) as set forth in the

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Company’s Section 16 Compliance Policy, so that the Company may assist the individual in complying with his or her reporting obligations under Section 16 of the Exchange Act, if applicable.
V.Application

Any securities transaction that becomes subject to scrutiny will be analyzed after-the-fact with the benefit of hindsight. Before engaging in any transaction, you should carefully consider how the authorities and others might view the transaction looking backwards in time. Even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Anyone who effects transactions in securities of the Company or a Third Party (or provides information to enable others to do so) on the basis of Material Nonpublic Information is subject to both civil liability and criminal penalties, including imprisonment, fines and disgorgement, as well as disciplinary action by the Company, up to and including termination for cause.

This Policy will continue to apply to your transactions in the securities of the Company or a Third Party even after your employment or service with the Company has terminated. If you are in possession of Material Nonpublic Information when your employment or service terminates, you may not Trade in the securities of the Company or such Third Party until the information has become public or is no longer material.

A director, officer, other employee or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s General Counsel or Chief Financial Officer.

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Policy should report the violation immediately to the Company’s General Counsel, Chief Financial Officer or through the procedures for anonymous reporting through the Company’s Compliance Hotline. The Company will comply with all requests from the SEC, any securities exchange or over-the-counter trading system upon which Company securities are listed and/or traded, and other agencies for information related to insider trading investigations.

VI.Acknowledgment

Upon first receiving a copy of this Policy, generally at commencement of employment at the Company, each recipient must sign the attached acknowledgement and agree to comply with the terms of this Policy. Recipients may be required to re-acknowledge this Policy at the Company’s discretion.

End of Document

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Policy Approval

Title: Insider Trading Policy
Document Number:	CORP-LEG-003	Originating Dept:	Legal
Revision Number:	6	Effective:	December 21, 2023

Approvals:

/s/ Bassil Dahiyat	Bassil Dahiyat	President and Chief Executive Officer	12/28/2023
Signature	Printed Name	Title	Date
/s/ Celia Eckert	Celia Eckert	Senior Vice President, General Counsel and Corporate Secretary	12/28/2023
Signature	Printed Name	Title	Date

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ACKNOWLEDGEMENT

My below signature certifies that:

I have read, understand, and agree to comply with Xencor, Inc.’s Insider Trading Policy for as long as it applies to me.

Signature:

Print Name:

Date:

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ATTACHMENT A

INSIDERS SUBJECT TO WINDOW PERIODS

All members of the Board of Directors
All Executive Officers
All Vice Presidents
All Associate Directors, Directors, Senior Directors and Executive Directors
All members of the Finance, Legal, Business Development and Investor Relations Departments

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ATTACHMENT B-1

INSIDERS SUBJECT TO PRE-CLEARANCE RESTRICTIONS

All members of the Board of Directors
All Section 16 Officers
All of the CEO’s direct reports

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ATTACHMENT B-2

INSIDERS SUBJECT TO ADVANCE NOTICE REQUIREMENTS

All Officers who are not Section 16 Officers
All Vice Presidents
All Associate Directors, Directors, Senior Directors and Executive Directors
Those members of the Finance, Legal, Business Development and Investor Relations Departments not listed on Attachment B-1

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ATTACHMENT C

PRE-CLEARANCE REQUEST FORM

This is to advise you that I intend to execute a transaction in Xencor, Inc. (the “Company”) securities on or about ___________ and hereby request pre-clearance approval for the transaction.

The general nature of the transaction is as follows:

Public Sale. I intend to publicly sell shares of Company stock (whether obtained through the Company’s Employee Stock Purchase Plan or otherwise).

Option Exercise and Sale. In connection with an option exercise, I intend to sell shares of Company stock (whether to cover the exercise price of some or all of the options or the related tax liability or otherwise).

Transfer. I intend to transfer shares of Company stock to another person (a family member or otherwise) without receiving consideration.

Other. (Please explain) ______________________________________________________________________________________________________________________________________

I have read and understand the Insider Trading Policy (“Policy”) and certify that the above proposed transaction will not violate the Policy.

I certify that I am not in possession of any Material Nonpublic Information (as defined in the Policy) about the Company and will not enter into this proposed transaction if I come into possession of Material Nonpublic Information about the Company between the date hereof and the proposed execution date, or if I do not receive approval from the Pre-Clearance Approver (as defined in the Policy).

I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I understand that the Company may require additional information about the transaction and agree to provide such information upon request.

Signed:            Date:

Print Name:

Approved By:         Date:

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Transaction order must be placed prior to:

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ATTACHMENT D

PRE-TRADE NOTICE FORM

This is to advise you that I intend to execute a transaction in Xencor, Inc. (the “Company”) securities on or about ___________.

The general nature of the transaction is as follows:

Public Sale. I intend to publicly sell shares of Company stock (whether obtained through the Company’s Employee Stock Purchase Plan or otherwise).

Option Exercise and Sale. In connection with an option exercise, I intend to sell shares of Company stock (whether to cover the exercise price of some or all of the options or the related tax liability or otherwise).

Transfer. I intend to transfer shares of Company stock to another person (a family member or otherwise) without receiving consideration.

Other. (Please explain) ______________________________________________________________________________________________________________________________________

I have read and understand the Insider Trading Policy (“Policy”) and certify that the above proposed transaction will not violate the Policy.

I certify that I am not in possession of any Material Nonpublic Information (as defined in the Policy) about the Company and will not enter into this proposed transaction if I come into possession of Material Nonpublic Information about the Company between the date hereof and the proposed execution date, or if the Pre-Clearance Approver (as defined in the Policy) advises me not to proceed with the transaction pursuant to Section IV.B.2.c of the Policy.

I agree to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. I understand that the Company may require additional information about the transaction and agree to provide such information upon request.

Signed:            Date:

Print Name:

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